RESTATED ARTICLES OF INCORPORATION
                                       OF
                            FINANCIAL INTRANET, INC.
                              2 Nevada Corporation


Michael Sheppard certifies that:

1. He is the duly elected and acting President of the corporation named above.

2. The Articles of Incorporation of the corporation shall be amended and restated to read in full as follows:

                                        I

         The name of the corporation shall be Financial Intranet, Inc. and shall be governed by Chapter 7 of the Nevada Revised Statute.


                                       II

         The resident agent is United Corporate Services Inc., 202 South Minnesota Street, Carson City, NV 89703.

                                       III

         The nature of the business of the proposed corporation will be to engage in lawful activity, permitted by the laws of the State of Nevada, and desirable to support the continued existence of the corporation.

                                       IV

         On the amendment of this Article IV to read as hereinafter set forth and the restating of the Articles of Incorporation, the total authorized capital stock of the corporation will be Five Hundred thousand dollars ($500,000.00). This will consist of five hundred million (500,000,000) shares of $.001 par value common stock. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares issued, the full consideration for which has been paid or delivered, shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.





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                                        V

         The governing board of this corporation shall be know as directors, and shall be styled directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than one (1) director. The name and address of the first director is as follows:

                      Alexis B. Williams: 3072 Zane Circle
                             Las Vegas, Nevada 89121